UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 21, 2017

Packaging Corporation of America

(Exact name of registrant as specified in its charter)

Delaware	1-15399	36-4277050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1955 West Field Court, Lake Forest, Illinois 60045

(Address of Principal Executive Offices, including Zip Code)

(847) 482-3000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05	Costs Associated with Exit or Disposal Activities

On August 21, 2017, Packaging Corporation of America approved and announced a plan for the conversion of the Number 3 paper machine at its Wallula, Washington mill to produce virgin kraft linerboard. The conversion is expected to occur in the second quarter of 2018 and PCA will cease production of uncoated freesheet and coated one-side grades currently produced on the machine.

Discontinuing production of these grades is estimated to result in (1) total cash severance and other cash shutdown costs of approximately $20 to $25 million; and (2) total non-cash charges of approximately $45 to $50 million, which are primarily asset impairment and accelerated depreciation charges. PCA expects to record $25 to $35 million of charges in the third quarter of 2017.

The press release making such announcement is filed herewith as Exhibit 99.1 and incorporated by reference into this Item 2.05.

Item 2.06	Material Impairments

The disclosure included under Item 2.05 is incorporated by reference into this Item 2.06.

Item 8.01	Other Events

On August 21, 2017, Packaging Corporation of America announced that it agreed to purchase substantially all of the assets of Sacramento Container Corporation and 100% of the membership interests of Northern Sheets, LLC and Central California Sheets, LLC for a cash purchase price of $265 million. PCA expects to fund the purchase price with available cash on hand. Closing of the transaction is subject to the satisfaction of customary conditions, including regulatory approval.

The press release making such announcement is filed herewith as Exhibit 99.1 and incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(D)	Exhibits

99.1	Press Release issued on August 21, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACKAGING CORPORATION OF AMERICA
(Registrant)

By:	/s/ Kent A. Pflederer
Senior Vice President, General Counsel and Secretary

Date: August 21, 2017